Exhibit 2.8

merger Closing Agreement

Closing Date:	November 1, 2026 (“Merger Effective Date”)

Seller:	Badcer Ops, Inc., a Nevada corporation (“Seller”)

Seller Shareholders:	Jeff Badders (“Badders”), Mercer Street Global Opportunity Fund, LLC (“Mercer”)

Surviving Entity:	Patriot Glass Solutions LLC, a Texas limited liability company (“PGS”)

Non-Surviving Entity:	TLSS Reverse PGS, LLC, a Texas limited liability company (“Reverse”)

New 80% Member:	TLSS Acquisition, Inc., a Delaware corporation (“TA”)

20% Member:	Michael Wanke (“Wanke”)

Parent Corp. of TA:	Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”)

Closing Agent:	R
A Feingold Law & Consulting, P.A.

Purchase Price:	$5,101,707.94

Consideration:	51,017 Shares of TLSS Series J Senior Convertible Preferred Stock, par value $.001 per share and a stated value of $100 per share (“TLSS Series J Preferred Shares”)

1. CLOSING AUTHORIZATION. The undersigned parties (the “Parties”) set forth above hereby agree, acknowledge and confirm that all of the terms, conditions and obligations set forth in the Member Interest and Asset Exchange Agreement dated as of April 1, 2026, as amended (collectively, “Exchange Agreement”) and all of the obligations of each of the Parties to the Exchange Agreement have been fully complied with and satisfied, subject to the terms hereof, provided, however, the provisions of the Exchange Agreement stated to survive Closing shall continue to survive Closing notwithstanding the provisions of this Closing Agreement (this “Merger Closing Agreement”). Buyer and Seller further acknowledge that by executing this Merger Closing Agreement, the Closing Agent is authorized and directed to close the merger transaction contemplated under the Exchange Agreement and to distribute all of the closing documents and to cause the issuance of the TLSS Series J Preferred Shares pursuant to the terms thereof.

2. POST CLOSING. Notwithstanding anything contained in the Exchange Agreement to the contrary, the Parties hereby agree to work together to cause the following items to be promptly addressed after the Merger Effective Date: (i) cause to be filed a UCC-3 Termination Statement to terminate UCC-1 Financing Statement filing number 240059407041, a copy of which is attached hereto, (ii) cause to be filed a UCC-3 Termination Statement to terminate UCC-1 Financing Statement filing number 240063168919, a copy of which is attached hereto, (iii) cause to be filed a UCC-3 Termination Statement to terminate UCC-1 Financing Statement filing number 250008674769, a copy of which is attached hereto and (iv) cause a satisfaction of judgment to filed in the Official Records of Bexar County, Texas with respect to the Abstract of Judgment with respect to a New York judgment in the initial judgment amount of $64,602.07 (the “Judgment”), recorded as Document # 20250071359 in Bexar County, Texas, as well as in any other jurisdiction or court in which the Judgment was recorded or filed. The provisions of this Section 2 of the Merger Closing Agreement shall survive the Merger Effective Date.

3. COOPERATION. If requested by the Closing Agent, the Parties shall fully cooperate and adjust for clerical mistakes, calculation errors, computer malfunction, printing errors or similar errors, by correcting, initialing, executing or re-executing any or all existing or additional closing documentation, as deemed necessary or desirable in the reasonable discretion of the Closing Agent. The Surviving Entity hereby agrees to pay any closing costs not paid for and/or not collected as of the Merger Effective Date, including, but not limited to legal fees, closing fees and unreimbursed expenses of the Closing Agent. The Parties hereby acknowledge and agree that the Closing Agent has also acted as the attorney for TLSS, Reverse and TA in connection with the transactions contemplated under the Exchange Agreement. The provisions of this Section 3 of the Merger Closing Agreement shall survive the Merger Effective Date.

4. GENERAL PROVISIONS. This Merger Closing Agreement is binding upon the Parties hereto and their respective successors and assigns. Failure to enforce any provisions of this Merger Closing Agreement shall not constitute a waiver of any term hereof. If any provisions or part of any provision of this Merger Closing Agreement shall not be valid for any reason, such provision shall be entirely severable from, and shall have no effect upon, the remainder of this Merger Closing Agreement. Any such invalid provision shall be subject to partial enforcement to the extent necessary to protect the intent of the parties. This Merger Closing Agreement may be executed by the parties in separate counterparts, including counterparts sent via electronic mail or facsimile, each of which when so executed shall be deemed an original and both of which when taken together shall constitute one and the same agreement. This Merger Closing Agreement shall be deemed the mutual work product of the parties. The signatures for any entity that is a Party to this Merger Closing Agreement is made by a duly authorized officer of that entity. In connection with any dispute arising under, from, or as a result of this Merger Closing Agreement, the parties agree that the prevailing party or parties shall be entitled to recover all costs or expenses incurred including those incurred in any appeals from any litigation and enforcement of judgments, including reasonable attorneys’ fees and fees for the services of accountants, paralegals, legal assistants, and similar persons. All terms contained in this Merger Closing Agreement shall survive the closing of this transaction.

5. ENTIRE AGREEMENT, PLURAL/SINGULAR AND ENFORCEABILITY. This Merger Closing Agreement contains the complete and entire understanding of the Parties and Closing Agent with respect to the matters covered and no change or amendment shall be valid unless it is made in writing and executed by the parties to this Agreement. No specific waiver of any of the terms of this Merger Closing Agreement shall be considered as a general waiver. Words of any gender used in this Merger Closing Agreement shall be held and construed to include any other gender, and words in the singular shall be held to include the plural, and vice versa, unless the context requires otherwise. The Parties shall include all parties executing this Merger Closing Agreement. The invalidity, illegality or enforceability of any provision of this Merger Closing Agreement pursuant to judicial decree shall not affect the validity or enforceability of any other provision of this Merger Closing Agreement, all of which shall remain in full force and effect. This Merger Closing Agreement shall be governed by and construed in accordance with the laws of the State of Texas and in the event of any litigation arising in connection herewith, venue shall be in Bexar County, Texas.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Merger Closing Agreement as of November 1, 2026.

PGS:

PATRIOT GLASS SOLUTIONS, LLC,
a Texas limited liability company

By:	/s/ Michael Wanke
Name:	Michael Wanke
Title:	Manager

SELLER:

Badcer Ops, Inc., a Nevada corporation

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

SELLER SHAREHOLDERS:

/s/ Jeff Badders
JEFF BADDERS

MERCER STREET GLOBAL OPPORTUNITY FUND, LLC

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

WANKE:

/s/ Michael Wanke
Michael Wanke

TLSS:

TRANSPORTATION AND LOGISTICS
SYSTEMS, INC., a Nevada corporation

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

TA:

TLSS ACQUISITION, INC., a Delaware corporation

By:	/s/ Sebastian Giordano
Sebastian Giordano, CEO

REVERSE:

TLSS REVERSE PGS, LLC, a Texas limited liability company

By:	/s/ Sebastian Giordano
Sebastian Giordano, Manager